EXHIBIT 99.1

Natus Announces $20 Million Share Repurchase Program

PLEASANTON, Calif., June 5, 2015 (GLOBE NEWSWIRE) -- Natus Medical Incorporated (Nasdaq:BABY) announced that its Board of Directors has approved an expansion of its existing stock repurchase program, authorizing the repurchase of up to an additional $20 million of the Company's common stock. There is no set expiration date for the program. In June 2014, the Company announced the adoption of a share repurchase program for the repurchase of up to $10 million of the Company's common stock, which the Company expects to complete by June 30, 2015.

The Company intends to use cash on hand, cash generated from operations, existing credit facilities or other financing to fund the share repurchase program. As of March 31, 2015, the Company had cash and cash equivalents of approximately $67 million and availability under an existing line of credit of $25 million.

The timing and amount of repurchases will be subject to applicable legal requirements including federal and state securities laws. Purchases will be made in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or in privately negotiated transactions. Shares may also be purchased pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in neurological dysfunction, epilepsy, sleep disorders, newborn care, hearing impairment and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

CONTACT: Natus Medical Incorporated
         Jonathan A. Kennedy
         Sr. Vice President and Chief Financial Officer
         (925) 223-6700
         InvestorRelations@Natus.com